Exhibit 10.1
EXHIBIT A

SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) made November 24, 2025 (the “Effective Date”), between Novocure GmbH (including its successors and assigns, the “Company”), and Ashley Cordova (the “Executive”).

1.Termination Date. The Executive’s employment with the Company terminates with effect on May 31, 2026 (the "Termination Date"). For the avoidance of doubt, the Termination Date is not subject to any deferment for whatever reason, including, but not limited to, sickness or accident. The Company and Executive acknowledge that Executive has resigned as Chief Executive Officer of the Novocure Group (as defined below), effective November 30, 2025 and that Executive’s resignation has been accepted by the Company and the Novocure Group.
2.Release.
a.In consideration of the amounts to be paid by the Company pursuant to Section 3 below and of any other benefits pursuant to this agreement below and in lieu of any further amounts payable to Executive pursuant to that certain employment agreement, dated as of January 1, 2025 (the “Employment Agreement”), Executive, on behalf of herself and her heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parent company, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time she signs this Agreement arising out of her employment by, or termination from employment by, the Company or the Novocure Group (the “General Release”). References herein to the “Novocure Group” shall mean and refer to, collectively, the Company, NovoCure Limited, a Jersey (Channel Islands) corporation (the “Parent Company”), and their respective direct and indirect subsidiaries and affiliates. This General Release of Claims shall apply to any Claim of any type, related to or arising out of Executive’s employment relationship, or the termination of her employment, with the Company.
b.For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or her heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in her favor against the Releasees, from the beginning of time until the time she signs this Agreement, and this Agreement extinguishes those claims.
c.In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Releasees from any and

Exhibit 10.1
all Claims that Executive may have against the Company. Executive also understands that, by signing this Agreement, she is waiving all Claims against any and all of the Releasees.
d.Except as provided in this Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to her arising out of her employment with or termination from the Company, and no further sums or benefits are owed to her by the Company or by any of the other Releasees at any time, including but not limited to, pursuant to the Employment Agreement.
e.This General Release does not waive any right Executive may have (i) to accrued and vested benefits, benefits vesting by the Termination Date or benefits otherwise due (other than severance, termination or change in control benefits) under any employee benefit plan of the Company or (ii) to coverage and/or indemnification by the Company pursuant to any directors’ and officers’ liability insurance coverage of the Company or pursuant to the organizational or governance documents of the Company.
f.The Executive is released from her duty to perform work with immediate effect (“Release Date”) until the Termination Date (“Release Period”).
g.The Executive shall, however, be available for enquiries per telephone and/or e-mail regarding her scope of work during the Release Period.
h.For the avoidance of doubt, during the Release Period, the Executive remains bound by all her other duties towards the Company (except for the duty to perform work), i.e. the Executive has a loyalty duty and must e.g. immediately inform the Company in case of illness or accident.
i.The release does not apply if and as long as the Executive is on sick leave.

3.Compensation. In lieu of all compensation and other rights and privileges owed to Executive pursuant to Section 6 of the Employment Agreement, all of which are hereby waived, Executive agrees that the compensation owed to Executive as consideration for this General Release shall be (i) continuation of her current salary and benefits as an employee of the Company through the Release Period (the “Current Salary”), plus (ii) the amount Executive would have received under the Company’s Annual Incentive Plan bonus program for 2025, based on the corporate multiplier in effect for all other executives (the “AIP Amount”), plus (iii) a cash payment in the amount of CHF 375,000 (the “Termination Pay”). Executive will receive the Current Salary at the Company’s regular payroll interval through the Termination Date. Executive will receive the AIP Amount at the same time bonuses are paid to the executive team (it being understood that Executive is not entitled to participate in the Company’s Annual Incentive Plan bonus program for 2026). Executive will receive the Termination Pay within 7 days after the Termination Date. It is understood that it is the intent of the parties that the amount payable pursuant to this Section 3 shall be in satisfaction of any Notice Payments required by the Employment Agreement plus payment for fixing the Termination Date. The Executive has no claim for compensation of vacation and overtime. The Company agrees that it is not entitled to any reimbursement or refund of any relocation benefits paid to Executive or any other benefits already paid.

Exhibit 10.1
4.Equity awards
The Company confirms that the following unvested equity awards granted by the Parent Company will vest pursuant to their terms and the Parent Company’s 2024 Omnibus Incentive Plan and 2015 Omnibus Incentive Plan, including the relevant Swiss Sub Plans, as appropriate:

Restricted Share Units:

•34,083 vesting Feb 27, 2026
•7,939 vesting Feb 28, 2026
•50,394 vesting March 4, 2026

Performance-Based Restricted Share Units (if and only if, and only to the extent that these PSUs are paid out to all other executives based on the achievement goals approved by the Parent Company’s Board of Directors or committee thereof):

•23,818 vesting Feb 28, 2026

Options (it is understood that the Options will expire 90 days following the end of Executive’s employment on August 30, 2026):

•39,083 vesting Feb 27, 2026 at $16.30 strike
•56,031 vesting March 4, 2026 at $18.19 strike
•9,904 vesting Feb 28, 2026 at $76.97 strike
•9,416 vesting March 1, 2026 at $80.59 strike

5.Return of Company’s Property / Deletion of data.
a.Within seven days following the Release Date the Executive will return to the Company all property, documents and assets (including keys, badges, laptop, mobile phone, company credit card etc.) that have been made available in connection with the Employment Agreement.
b.As soon as practicable after the Release Date the Executive will delete any and all data belonging to the Company which is stored on any devices that are not returned to the Company.
6.Confidentiality / Non-Competition. The Executive undertakes not to disclose any confidential information pertaining to the Employment Relationship or the Company to any third party, in particular business and trade secrets, for an indefinite term.
The Executive acknowledges that she is bound by the statutory non-competition obligation until the Termination Date. After the Termination Date, the Executive is bound by the contractual non-compete clause pursuant to her Employment Agreement.
7.Internal and External Communication. The Executive shall not engage in any communication, neither internal nor external regarding the Company, its Products, nor the circumstances of the termination of employment and this Agreement.

Exhibit 10.1
8.Non disparagement.
a.The Executive and the Company further mutually agree not to disparage, nor to encourage others to disparage, the other Party, subject to mandatory legal disclosure obligations.
b.The Executive agrees that she has not made, and shall not make, any public statements, statements to the press, or statements to present or former employees of the Company, or to any individual or entity with whom the Company has a business relationship, whether verbally or in writing, that are disparaging of the Company or that could reasonably be expected to adversely affect the Company’s business or reputation. The Executive further confirms that she will not share, disclose, make public, or publish in any medium or form any details of her professional activities at the Company in her various roles.
9.Discharge. The management /board of directors of the Company will recommend to the company’s partners/shareholders to grant the Executive a discharge for 2025 at the annual general meeting.
10.Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of her choosing prior to signing this Agreement. Executive understands and agrees that she has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 2 above, with an attorney. Executive also understands and agrees that she is under no obligation to consent to the General Release set forth in Section 2 above. Executive acknowledges and agrees that the payments and benefits to be made to Executive pursuant to this agreement are sufficient consideration to require her to abide with her obligations under this Agreement, including but not limited to the General Release set forth in Section 2. Executive represents that she has read this Agreement, including the General Release set forth in Section 2, and understands its terms and that she enters into this Agreement freely, voluntarily, and without coercion.
11.Effective Date; Revocation. Executive acknowledges and represents that she has been advised by the Company that she has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if she wishes to revoke this Agreement, she must do so in a writing, signed by her and received by the Company no later than 5:00 p.m. Central Europe Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following her execution of this Agreement.
12.Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
13.Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of Switzerland, without reference to rules relating to conflicts of laws.

Exhibit 10.1
14.Possible Continuation of Insurance Coverage. The Executive remains insured under the Company's existing insurance coverage until the Termination Date or, if earlier, until taking up substitute employment in Switzerland, at the same terms as applicable at the date of execution of this Agreement. The Company will comply with its information obligations regarding insurance coverage and will inform the Executive accordingly prior to the Termination Date in a separate letter.
15.Letter of Reference. On the Termination Date, the Company shall provide the Executive with a final letter of reference. Upon request, the Company shall provide the Executive with an interim reference letter at an earlier date.
16.Entire Agreement. This Agreement, the Employment Agreement and the other agreements referred to in the Employment Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. Executive acknowledges and agrees that she is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.
NOVOCURE GMBH
By: /s/ Barak Ben-Arye
Name: Barak Ben-Arye
Title: Authorized Signer
EXECUTIVE
By: /s/ Ashley Cordova
Name: Ashley Cordova
Dated: November 24, 2025